Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Applied Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share, underlying the Warrants	Rule 457(c)	2,964,917	(2)	$7.86	(3)	$23,304,247.62	$0.0001531	$3,567.88
Equity	Warrants to purchase shares of Common Stock, par value $0.001 per share	Rule 457(g)	2,964,917	(4)	-	(5)	-	-	-
					Total Offering Amounts				$3,567.88
					Total Fee Offsets				$-
					Net Fee Due				$3,567.88

1. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

2. Consists of 2,964,917 shares of the registrant’s common stock, par value $0.001 per share (“Common Stock”), issuable upon exercise of warrants (the “Warrants”) issued to the selling stockholder on August 11, 2024, in accordance with the terms and conditions of that certain Promissory Note, dated June 7, 2024, by and between APLD Holdings 2 LLC (“APLD Holdings”) and the selling stockholder, and that certain Waiver Agreement, dated August 11, 2024, by and between APLD Holdings and the selling stockholder.

3. Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the Common Stock quoted on The Nasdaq Global Select Market on October 16, 2024.

4. Represents the Warrants being registered for resale.

5. In accordance with Rule 457(g) under the Securities Act, because the shares of Common Stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.